Exhibit (12)

                              SNAP-ON INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Amounts in millions)
                                                     Three Months Ended                      Six Months Ended
                                               ---------------------------------      --------------------------------
                                                 June 29,              June 30,        June 29,              June 30,
                                                   2002                  2001            2002                   2001
                                               ----------            -----------      -----------           ----------

  Net Earnings                                  $    29.2              $    8.9         $    53.7             $    35.8

  Add (Deduct):
       Income taxes                                  16.4                   7.2              28.5                  24.1
       Minority interest in earnings
         of consolidated subsidiaries                  .9                    .6               1.1                   1.0
       Cumulative effect                                -                     -              (2.8)                  2.5
                                                ---------              ---------        ---------             ---------

Net Earnings as defined                              46.5                  16.7              80.5                  63.4

  Fixed Charges:
       Interest on debt                               7.5                   9.2              15.3                  18.1
       Interest element of rentals                    1.3                   1.3               2.6                   2.6
                                                ---------              --------         ---------             ---------

  Total Fixed Charges                                 8.8                  10.5              17.9                  20.7
                                                ---------              --------         --------              ---------
  Total Adjusted Earnings Available
    for Payment of Fixed Charges                $    55.3              $   27.2         $    98.4             $    84.1
                                                =========              ========         =========             =========

  Ratio of Earnings to Fixed Charges                  6.3                   2.6               5.5                   4.1
                                                =========              ========         =========             =========


  For purpose of computing this ratio, "Net Earnings" consists of (a) income from continuing operations before income taxes and adjusted for minority interest, and (b) "Fixed Charges," which consists of interest on debt and the estimated interest portion of rents.